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                                                                   EXHIBIT 8.1


                        ARGUE PEARSON HARBISON & MYERS
                           801 SOUTH FLOWER STREET
                      LOS ANGELES, CALIFORNIA 90017-4699


                               August 24, 1994





                                                                          7173


Omega Healthcare Investors, Inc.
905 West Eisenhower Circle, Suite 110
Ann Arbor, Michigan 48103

RE:  Merger with Health Equity Properties Incorporated

Gentlemen:

You have requested our opinion concerning certain of the federal income tax matters pertaining to the merger of Health Equity Properties Incorporated ("HEP") with and into Omega Healthcare Investors, Inc. (the "Company"). This opinion is based on various assumptions, and is conditioned upon the accuracy of factual representations of the Company and HEP concerning their respective businesses and properties as set forth in the Joint Proxy Statement and Prospectus dated August 24, 1994 (the "Proxy Materials").

As counsel for the Company, we have made such legal and factual examinations and inquiries, including an examination of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion.

We are rendering our opinions herein as to the effect on the subject transaction only of the federal income tax laws of the United States and we express no opinion with respect to the applicability thereto, or the effect thereon, of other federal laws, the laws of any other jurisdiction or as to any matters of municipal law or the laws of any other local agencies within any state.

Based on such facts, assumptions and representations, and our review of the statements in the Proxy Materials set forth under the caption "Certain Federal Income Tax Considerations," to the extent such information constitutes matters of law, summaries of legal matters, or legal conclusions, it is our opinion that such information presents a fair summary of the matters

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Omega Healthcare Investors, Inc.
August 24, 1994
Page 2

described therein, accurately reflects our view of such matters and is based on reasonable interpretations of the laws described therein. No opinion is expressed as to any matter not discussed herein.

This opinion is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Also, any variation or difference in the facts from those set forth in the representations in the Proxy Materials may affect the conclusions stated herein.

This opinion is rendered only to you and is solely for your benefit in connection with the transactions covered hereby. This opinion may not be relied upon by you for any other purpose, or furnished to, quoted to, or relied upon by any other person, firm or corporation for any purpose, without our prior written consent.

We consent to the use of this opinion as an exhibit to said Proxy Materials, and we further consent to the reference to our firm under the caption "Legal Matters" in the Prospectus which is a part thereof.


Very truly yours,



ARGUE PEARSON HARBISON & MYERS

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